Exhibit 16.1

KPMG LLP

Suite 1500

550 South Hope Street

Los Angeles, CA 90071-2629

December 13, 2021

Securities and Exchange Commission

Washington, District of Columbia 20549

Ladies and Gentlemen:

We were previously principal accountants for Altus Power, Inc. (the Company) (formerly known as CBRE Acquisition Holdings, Inc.) and, under the date of March 31, 2021, except for the 15th paragraph of Note 1, the 14th, 18th, 19th and 21st paragraphs of Note 2, the 1st paragraph of Note 6, the 1st, 2nd and 3rd paragraphs of Note 7, the 1st paragraph of Note 9 and the 1st, 2nd and 3rd paragraphs of Note 10, as to which the date is October 14, 2021, we reported on the financial statements of CBRE Acquisition Holdings, Inc. as of December 31, 2020, and for the period from October 13, 2020 (inception) through December 31, 2020. On December 9, 2021, we were notified that the auditor-client relationship with KPMG LLP has ceased. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated December 13, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with (1) the Company’s statement that the Board approved the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, (2) the Company’s statement that the decision to dismiss KPMG LLP was ratified by the Company’s board of directors, (3) the Company’s statement in the fourth paragraph of this Item that management has concluded that as of June 30, 2021, the material weakness had been remediated or (4) the Company’s statements in the fifth paragraph of this Item.

Very truly yours,

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.